  EXHIBIT 10.1

AMAZING ENERGY OIL AND GAS
SEPARATION AGREEMENT

Date Delivered to Executive: January 31, 2020

THIS SEPARATION AGREEMENT (the “Agreement”) is made effective as of December 31, 2019, between Amazing Energy Oil and Gas Company and its wholly owned or partially owned subsidiaries and affiliates (collectively, the “Company”) and Benjamin M. Dobbins (“Executive”) (collectively the “Parties”) and is intended to clarify and settle the obligations of the Parties under the Employment Agreement between Executive and the Company, dated October 23, 2018 (the “Employment Agreement”). Unless otherwise defined herein, capitalized terms will have the meanings ascribed to them in the Employment Agreement.

1.            Separation from Employment: Effective as of December 31, 2019, Executive hereof voluntarily resigns his employment with the Company (his “Separation Date”).

2.            Final Wages: The Parties acknowledge that the Company has paid to Executive all amounts due under the Employment Agreement and that Executive was properly paid a monthly salary of $15,000 from May 1, 2019, through December 31, 2019, and that the Parties agreed that no increase was payable. The Parties further acknowledge that no discretionary bonus is due under the Employment Agreement and that all expenses that Executive has submitted for reimbursement have been timely paid.

3.            Vesting of Stock Options: Stock options granted under the Employment Agreement (“Stock Options”) that vested prior to the Executive’s Separation Date shall be subject to the terms of the Employment Agreement and any grant letter. Stock Options that have not vested as of the Executive’s Separation Date shall not vest and shall be forfeited.

4.          Severance Benefit: In consideration of Executive’s execution of a General Waiver and Release in the form attached hereto as Exhibit A by the 21st day following the delivery of this Agreement to Executive, and such General Waiver and Release becomes irrevocable in accordance with its terms, the Company shall pay or provide to Executive the following:

a.
a neutral letter of recommendation signed by the Chief Executive Officer;

b.
as set forth in Paragraph 7 of this Agreement, modification of the non-competition provision contained in paragraph 6(a) of the Employment Agreement;

c.
an amount equal to the normal, reasonable, and necessary expenses incurred by Executive in furtherance of the business affairs of the Company, such reimbursement has been made upon the presentation of appropriate documentation;

5.           Other Benefits and Compensation: Except as may be expressly provided herein, this Agreement is not intended to affect or restrict Executive’s benefits, rights and coverages under the separate employee benefit plans, policies and programs generally maintained by the Company for the benefit of its employees or officers in which Executive participated as of his Separation Date; provided that Executive acknowledges that he is not entitled to a bonus under the Company’s bonus program for 2019 or any prior year.

6.           Extinguishment: Executive acknowledges that, except as otherwise provided in this Agreement, payment of the amounts and benefits described herein extinguishes the Company’s obligations, in full, under the Employment Agreement and that he is not entitled to further severance or similar amounts under any separate plan, policy or program maintained by the Company.

7.            Non-Compete and Confidentiality: Notwithstanding the cessation of Executive’s employment, Executive acknowledges and agree that the obligations under Paragraph 5 of the Employment Agreement remain in effect after his employment with the Company ends. It is further not intended to limit the definition of Confidential and Proprietary Information contained in the Employment Agreement. Executive affirms and acknowledges his duty of confidentiality and agrees to fulfill his obligation to maintain the confidentiality of Confidential and/or Proprietary Information (as defined in the Employment Agreement). Executive further acknowledges that he received and developed only on behalf of the Company confidential information subject to the terms of Paragraph 5 of the Employment Agreement which is hereby expanded and made unlimited, retroactive and prospective, and further made the subject of this Agreement including, but not limited to: financial data, customer information, investor information, trade secrets and information on prospects, procedures, operations, disclosures, logic and analysis in all professional disciplines, e.g., accounting and law, for securities filings, geological and geophysical structures development, exploration of assets of the Company, drilling plans, logs, potential and/or contractual rights to 3D and 4D seismic studies, third party engineering and geological evaluations, in house and joint venture partner engineering analysis, geologist(s) analysis for exploration and/or production operations and methodologies on known and unknown leases, options, or other interests in properties – all of which shall continue to be subject to that certain non-competition covenant contained in paragraph 6(a) of his Employment Agreement.

In addition, the Executive agrees that said information is Confidential, a Trade Secret and Proprietary to the Company and its affiliates, agents, partners, employees and assigns, exclusive of the Executive and that the Company may protect its interests in the stated assets and rights to information and operations using equitable remedies, including, but not limited to any and all temporary, preliminary and/or final injunctive remedies, which shall be awardable without bond and without the showing of independent irreparable injury, the mere disclosure by Executive or threatened disclosure by Executive, whether with or without damages having been caused to the Company, allowing for the issuance by a Court of competent jurisdiction, including, this stipulation that Collin County shall be exclusive venue for any action for injunction or damages which may be asserted by the Company. This non-compete agreement and/or that paragraph 6, which survives from the Executive Agreement, shall not prohibit the Executive from employment in the oil and gas business regarding assets or operations outside the existing or future scope of the business assets and/or operations of the Company.

8.           Non-solicitation and Non-circumvention. Executive agrees that he shall not, for a period of one year immediately following the execution of this Agreement, directly or indirectly, whether for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business:

a.
Solicit any customer of the Company or an affiliate for the purpose of inducing or attempting to induce such customer or other person to cease doing business with the Company or such Affiliate or to divert or attempt to divert any business from the Company or its affiliates;

b.
Solicit any investor in the Company for the purpose of inducing or attempting to induce the investor to invest in another venture or for the purpose of affecting the investor’s investment in the Company;

c.
Induce any employee or agent of the Company or an affiliate to terminate employment with the Company or to commence work with any competitor of the Company or an affiliate; or

d.
Usurp, attempt to usurp, or assist in the usurpation of any business opportunity of the Company or an affiliate that became known to the Executive during the period of his Employment.

9.            Return of Property: Except as provided herein, Executive shall promptly return to the Company all of the property of the Company, including, without limitation, equipment, computers, fax machines, portable telephones, printers, software, credit cards, manuals, customer lists, financial data, letters, notes, notebooks, reports and copies of any of the above and any confidential information that is in the possession or under the control of Executive.

10.            Non-disparagement: The provisions of Section 6(b) of the Employment Agreement shall be replaced with the following:

As a material inducement to the Company to enter into this Agreement, Executive agrees that he will not:

a.
Publicly criticize or disparage the Company, or privately criticize or disparage the Company, in any manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, the Company in any community in which the Company is engaged in business;

b.
Damage the property of the Company or otherwise engage in any misconduct which is injurious to the business or reputation of the Company; or

c.
Take any other action, or assist any person in taking any other action, that is adverse to the interests of the Company or inconsistent with fostering the goodwill of the Company.

For purposes of this paragraph, Company shall include any officer, director, employee or shareholder of the Company. Notwithstanding the foregoing, Executive shall not be deemed in breach of the covenants contained herein solely by reason of testimony compelled by process of law.

Likewise, the Company agrees that it will not publicly or privately criticize or disparage Executive in a manner intended or reasonably calculated to result in embarrassment to, or injury to the reputation of, Executive in the community, except that the Company shall report Executive’s separation on Form 8-K and in such other manner as may be required under applicable law.

12.           Non-assignability: Neither this Agreement, nor any right or interest hereunder shall be subject, in any manner, by Executive to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, whether voluntary or involuntary, by operation of law or otherwise, and any attempt at such shall be void. Any benefit right or interest under this Agreement shall not in any way be subject to the debts, contract, liabilities, engagements or torts of Executive, nor shall it be subject to attachment or legal process for or against Executive. Notwithstanding the foregoing, in the event of the Executive’s death prior to the payment of all amounts properly due hereunder, payment shall be paid to Executive’s estate.

13.            Notices: All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:	To Executive:
Amazing Energy Oil and Gas Co.	Last address on file
5700 West Plano Parkway, Suite 3600	with the Company
Plano, TX 75093
Attention: Willard G. McAndrew

Either party may change its address for notices by providing a written notice of such address change to the other party. All such notices shall be conclusively deemed to be received and shall be effective, (a) if sent by hand delivery, upon receipt, (b) if sent by telecopy or facsimile transmission, upon confirmation of receipt by the sender of such transmission, or (c) if sent by registered or certified mail, on the fifth day on which such notice is mailed.

14.            Separate Advice: Executive acknowledges that neither the Company nor its directors, officers or employees has provided him with advice about the terms and conditions of this Agreement, including the taxation of benefits and payments hereunder, and that neither the Company nor its directors, officers or employees has any ongoing obligation to do so. Executive has been advised to consult his own counsel prior to the execution of this Agreement and he has done so or determined that such counsel is not necessary.

15.          General Provisions:

a.
If any provision of this Agreement is held to be invalid, illegal, or unenforceable, in whole or in part, such invalidity shall not affect any otherwise valid provision, and all other valid provisions shall remain in full force and effect.

b.
Titles and headings used herein are solely for convenience of reference and do not constitute a part of this Agreement or affect its meaning, interpretation or effect.

c.
This Agreement shall be construed and enforced in accordance with the internal laws of the State of Texas applicable to contracts made to be performed wholly within such state.

d.
No term or condition herein shall be deemed to have been waived, nor shall there be an estoppel against the enforcement of any provision of this agreement, except by written instrument of the party charged with such waiver or estoppel.

e.
This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto.

f.
This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior agreement, whether written or oral, with respect thereto.

16.            Breach of Covenants: Subject to any limitations set forth in Exhibit A hereto, Executive agrees that his material breach of this Agreement shall relieve the Company of any further obligations hereunder and, in addition to any other legal or equitable remedy available to the Company, entitle it to recover any payments or property already paid or transferred to him pursuant to Paragraph 3 hereof.

17.            No Admission of Wrongdoing: Executive agrees that neither this Agreement, Exhibit A hereto, nor the furnishing of the consideration set forth herein shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind.

THIS SEPARATION AGREEMENT is executed in multiple counterparts as of the dates set forth below, each of which shall be deemed an original, to be effective as of the Separation Date designated above.

AMAZING ENERGY OIL AND GAS, CO.		EXECUTIVE

By:	/s/ Willard G. McAndrew III	By:	/s/ Benjamin M. Dobbins
	Willard G. McAndrew		Benjamin M. Dobbins
Its:	Chief Executive Officer
		Date:	February 5, 2020
Date:	February 12, 2020

Separation Date: December 31, 2019

EXHIBIT A
GENERAL WAIVER AND RELEASE

This General Waiver and Release (the “Release”) is made in exchange for the consideration offered under Paragraph 4 of the Separation Agreement entered into between me and Amazing Energy Oil and Gas, Co., and its wholly owned or partially owned subsidiaries and affiliates (collectively, the “Employer”), dated as of December 31, 2019 (the “Agreement”) (the “Severance Amount”), the sufficiency of which I hereby acknowledge.

1.            General Terms and Conditions. I understand that signing this Release is an important legal act. I acknowledge that I have been advised by the Company to consult an attorney before signing this Release and that I have done so or I have determined that such consultation is not necessary. I understand that I have 21 calendar days after delivery of the Agreement and this Release to consider whether to sign this Release, without alteration, and return it to the Company by first class mail or by hand delivery, and that if I execute and return this Release before the expiration of the 21-day period, I will be deemed to have waived the balance of the period.

2.           Release. In return for the Severance Benefit, I release my Employer, including its parents, subsidiaries, affiliates, related companies or entities, employee benefit plans and the directors, officers, employees, agents, administrators and other persons acting on behalf of each of them, together with their predecessors, successors and assignees (collectively referred to as the “Released Parties”) from all liabilities, demands, claims, actions, causes of action, and suits of whatsoever nature that I have or may have against the Released Parties arising from or in any way related to my employment with my Company, and my separation from service, whether known or unknown to me, or suspected or unsuspected, that I have or may have individually or as a member of any class. I also release the Released Parties from any and all liabilities, demands, claims or suits that I may have against any of the Released Parties arising from any act occurring prior to the execution of this Waiver and Release, whether known or unknown to me, or suspected or unsuspected, that I have or may have individually or as a member of any class.

Without limiting the generality of the foregoing, I hereby specifically release and discharge the Released Parties from:

a.           Any claims relating my employment by the Company, employment contract, including any consideration payable with respect thereto, the terms and conditions of such employment, amounts payable pursuant to contract, employee benefits related to such employment, my interaction with other employees, my separation from service, and/or any of the events relating directly or indirectly to or surrounding my separation from service, including but not limited to claims for wrongful or retaliatory discharge, claims of discrimination, unfair working conditions, constructive discharge, breach of contract, tort, defamation, libel, slander, and emotional distress;

b.           Any claims of discrimination, harassment, unfair or inequitable treatment, whistle blowing or retaliation in connection with my employment, whether arising under federal, state or local law, including, without limitation, all arising claims under the Age Discrimination in Employment Act of 1967, as amended, the Older Workers’ Benefits Protection Act of 1990, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Reconstruction Era Civil Rights Act of 1866, 42 USC §§ 1981-86, as amended, the Rehabilitation Act of 1973, the Equal Pay Act, the Fair Pay Act of 2009, the Family and Medical Leave Act, the Genetic Information Nondiscrimination Act, the Health Insurance Portability and Accountability Act of 1996, the Employee Retirement Income Security Act, the Sarbanes-Oxley Act of 2002, and all other federal, state, and local laws, statutes, ordinances and/or regulations, and common law claims.

3.           Further Limitations. Notwithstanding paragraph 2 hereof, this Release does not release any claim that I may have (a) for continuation of health care coverage under COBRA, (b) for benefits arising from any retirement plan or welfare plan in which I was a participant during my employment, (c) for any rights or claims that arise after execution of this Release and (d) for any rights arising under this General Waiver and Release or the Agreement.

Without limiting the generality of paragraph 2 hereof, it is expressly acknowledged that this Release does apply to and does release any claim that I may have for discrimination or retaliation under any state workers’ compensation act or other state law prohibiting discrimination or retaliatory discharge, the Age Discrimination in Employment Act, and/or the Older Workers’ Benefit Protection Act, and/or any other claim that I might assert for unlawful discharge or discrimination for exercising any right under any benefit plan of the Employer.

4.            General Provisions.

a.            Should any of the provisions set forth in this Waiver be determined to be invalid by a court or other tribunal of competent jurisdiction, it is agreed that such determination shall not affect the enforceability of other provisions thereof.

b.            I acknowledge that this Release and the Agreement set forth the entire understanding and agreement between me and the Company concerning the subject matter of this Release and supersede my prior or contemporaneous oral and/or written agreements or representations, if any, between me and the Company. I further acknowledge that no person has the authority to vary the terms of this release, except an authorized officer of the Company by means of a written amendment hereto.

c.            I acknowledge that I have read this Release, have had an opportunity to ask questions and have it explained to me, and that I understand that this Release will have the effect of knowingly and voluntarily waiving any action I might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin or disability and any other claims arising prior to the date hereof.

d.            I further agree that in the event of my material breach of this Release, in addition to any other legal or equitable remedy, the Company shall be entitled to recover any payments made to me under the Agreement, subject to any restrictions on such recovery or relief as may be imposed under applicable law or as may be required to ensure that this Release is and remains valid and enforceable.

e.            I understand that for a period of seven calendar days following the execution of this Release, I may revoke it by delivering a written statement to the Company by hand or by registered mail, addressed to the address for the Company specified in the Agreement, in which case the Release will not become effective. In such event, the Company shall have no obligation to provide me the consideration offered under Paragraph 4 of the Agreement. Upon the expiration of such seven-day period, I understand that this Release shall be permanent and irrevocable.

f.            I agree that absent the execution of this Release, I am not otherwise due the Severance Benefit from the Company, except payments under Paragraph 4(c) for services that I have performed or any contractual agreement with the Company.

/s/ Benjamin M. Dobbins
Benjamin M. Dobbins,

February 5, 2020